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                                                               EXHIBIT 99.(h)(4)

                        MORGAN STANLEY DISTRIBUTORS INC.

                          SHAREHOLDER SERVICE AGREEMENT

       This SHAREHOLDER SERVICE AGREEMENT ("Agreement") is made and entered into as of this 15th day of September, 2003, by and between Morgan Stanley Distributors Inc. (the "Distributor") and The Travelers Insurance Company (the "Company").

       WHEREAS, the Distributor is the principal underwriter of Morgan Stanley Variable Investment Series (the "Fund"), an open-end investment company that serves as an investment vehicle for separate accounts established by insurance companies; and

       WHEREAS, the Fund has entered into a participation agreement with the Company, dated September 15, 2003, as may be amended from time to time (the "Participation Agreement"), providing for the purchase by the Company of shares of certain series of the Fund ("Portfolios") on behalf of its separate account(s) to fund certain variable life and annuity contracts ("Contracts"), each as specified in the Participation Agreement; and

       WHEREAS, the Fund has adopted a Plan of Distribution pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, relating to Class Y Shares of the Portfolios (the "Plan"), as described in the Portfolios' Class Y Shares Prospectus and Statement of Additional Information; and

       WHEREAS, the Plan authorizes the Distributor to enter into shareholder service agreements (such as this Agreement) with organizations selected by the Distributor (such as the Company) whereby the Distributor may make payments to the Company at a specified rate in consideration of shareholder services rendered.

       NOW, THEREFORE, in consideration of their mutual promises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Distributor and the Company agree as follows:

       1. The Distributor agrees to pay a fee to the Company with respect to Class Y Shares of a Portfolio, in accordance with Section 2 below, for providing shareholder services in connection with Contract owner accounts (the "Service Activities") as described in the Plan. The Service Activities may include, without limitation: (a) education of agents concerning Portfolios of the Fund,
(b) compensation of agents, and (c) servicing of Contract Owners, including, without limitation: (i) responding to customer inquiries; (ii) providing information to customers with respect to their investment in Class Y Shares of a Portfolio; and (iii) servicing the account of each client or customer who has an investment in Class Y Shares of a Portfolio. The Company acknowledges that it is responsible for all costs and expenses associated with the provision of the Service Activities hereunder.

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       2.     Subject to the Company's continuing compliance with its
obligations pursuant to Section 1 above, the Distributor will pay a fee to the Company for providing the Service Activities, during the term of the Participation Agreement, at an annual rate of 0.25% of the average daily net assets invested in Class Y Shares of the then offered Portfolios under the Contracts identified in the Participation Agreement (excluding all assets invested during the guarantee (free look) periods available under the Contracts) (the "Service Fee").

       The Service Fee will be paid to the Company for providing the Service Activities and is not payment for any distribution-related services that the Company may provide. Payment will be made on a monthly basis during the month following the end of each month and shall be prorated for any portion of such period during which this Agreement is in effect for less than the full month. The Service Fee will be calculated based on the average daily net assets invested in Class Y Shares of the applicable Portfolio(s) under the Contracts over a month (which shall be computed by totaling daily balances during the month and dividing such total by the actual days in the month). The Distributor will not be required to pay the Service Fee with respect to assets invested in Class Y Shares of a Portfolio upon the termination of the Plan with respect to Class Y Shares of the Portfolio or if, at any time, the fee payable by the Fund under the Plan with respect to Class Y Shares of the Portfolio is reduced.

       3. It is understood and agreed that the Distributor, acting reasonably and in good faith, may make final and binding determinations as to the Company's continuing compliance under Section 1 above and as to the specific amount of the Company's assets invested in Class Y Shares of the Portfolios that will be considered in determining the Service Fee.

       4. The Company and the Distributor acknowledge that the Fund maintains the right, at any time and without notice to the Company, to amend its current Prospectus, Statement of Additional Information or the Plan subject to the terms thereof.

       5. The Company represents and agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Service Activities, and will otherwise comply with all laws, rules and regulations applicable to such Service Activities.

       6. The Company agrees to provide copies of all historical records relating to the Company's provision of the Service Activities in accordance with this Agreement, and all written communications and other related materials regarding the Fund or a Portfolio to or from Contract owners, as reasonably requested by the Distributor or its representatives (which representatives may include, without limitation, the auditors or legal counsel of the Fund or the Distributor) to enable the Distributor, the Fund or their respective representatives to monitor and review the Service Activities provided by the Company, or comply with any request of the Board of Trustees or "disinterested" Trustees of the Fund, or a governmental body or a self-regulatory organization.

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       7.     The Company agrees that it will permit the Distributor, the Fund or their respective representatives to have reasonable access to the Company's personnel and records in order to facilitate the monitoring of the quality of the Service Activities.

       8. The Company hereby agrees to notify the Distributor promptly if for any reason it is unable to perform fully and promptly any of its obligations under this Agreement.

       9. This Agreement may be amended only by mutual consent of the parties hereto in writing and will terminate: (i) upon mutual agreement of the parties hereto, (ii) upon thirty (30) days advance written notice by either party delivered to the other party, or (iii) automatically upon the termination of the Participation Agreement.

       10. The provisions, construction, validity and effect of this Agreement will be construed in accordance with and governed by the laws of NewYork.

       IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified above.


THE TRAVELERS INSURANCE COMPANY

By:    /s/ Ernest J. Wright
       -------------------------
Name:  Ernest J. Wright
       -------------------------
Title: Vice President & Secretary
       -------------------------


Tax ID:
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Company Address:
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MORGAN STANLEY DISTRIBUTORS INC.

By:    /s/ John B. Kemp III
       -------------------------
Name:  John B. Kemp III
       -------------------------
Title: President
       -------------------------

c/o Morgan Stanley Investment Management Inc.
1221 Avenue of the Americas
New York, New York  10020

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